Exhibit 7.01

McGladrey & Pullen

Certified Public Accountants

March 9, 2005

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Mountain Bank Holding Company, which we understand are being filed with the Commission, pursuant to Item 4.02(b) of Form 8-K, as part of the Company’s Form 8-K report dated March 9, 2005. We agree with the statements made by the Company concerning our firm in response to Item 4.02(b) as set forth in such Form 8-K.

Very truly yours,

/s/ McGladrey & Pullen LLP